Exhibit 10.2

LEASE AGREEMENT

1. Parties. THIS LEASE AGREEMENT (“Lease”) is made and entered into this 10th day of November, 2015 (the “Effective Date”), by and between Limoneira Lewis Community Builders, LLC, a Delaware limited liability company (“Landlord”), and Limoneira Company, a Delaware corporation (“Tenant”) (collectively, the “Parties,” or individually, a “Party”).

2. Recitals.

2.1 Concurrently with the execution and delivery of this Lease, Tenant (or an Affiliate of Tenant) conveyed to Landlord the East Area 1 Real Property (inclusive of the Fire Station Lot) and the Mendez Real Property pursuant to that certain Contribution Agreement dated September 4, 2015 between Limoneira and Lewis (the “Contribution Agreement”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Contribution Agreement.

2.2 The East Area 1 Real Property includes the Retained Property as to which Landlord acquired only bare legal title, with Limoneira retaining both equitable title and the right to beneficial use. The East Area 1 Real Property, exclusive of the Retained Property, and the Mendez Real Property are collectively referred to in the Contribution Agreement as the “Project real Property” and referred to herein as the “Landlord’s Real Property” which property is identified on the map attached hereto as Exhibit “A”.

2.3 Landlord intends to develop Landlord’s Real Property as a phased master-planned residential community in accordance with Project Entitlements as generally shown in Exhibit “B” attached hereto (the “Project”). The phases of the Project are referred to herein collectively as the “Stages” and each individually as a “Stage”.

2.4 For a number of years Tenant and its predecessors conducted agricultural operations, including growing lemons, avocados, and other crops, on Landlord’s Real Property. In addition to the agriculture operations, Tenant has also been conducting a grading operation (the “Grading Operation”) on that certain portion of Landlord’s Real Property identified on Exhibit “B” (the “Grading Area”) pursuant to that certain Agreement captioned “Rough Grading Contract” (the “Grading Contract”) dated November 7, 2013 by and between Limoneira EA1 Management LLC and MRC Rock & Sand LLC (the “Grading Contractor”), a copy of which is attached as Exhibit “D”. There are also existing improvements to the Landlord’s Real Property including certain houses (the “Houses”) and interim soccer fields as described in the Soccer Fields Lease (the “Interim Soccer Fields”). Tenant now desires to lease Landlord’s Real Property from Landlord and Landlord desires to lease Landlord’s Real Property to Tenant, upon and subject to the terms and conditions hereinafter set forth, so that Tenant may continue its agricultural operations, the Grading Operations, and use of the Houses and Interim Soccer Fields (collectively the “Permitted Uses”) until Landlord terminates the Lease in accordance with Sections 3.2 and 4.1 below.

3. Lease of Premises.

3.1 Premises Leased. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord Landlord’s Real Property (the “Premises”) to continue its agricultural operations and those other existing Permitted Uses, which shall be conducted in accordance with the same standards of care and quality as Tenant has utilized during it agricultural operations and such other existing uses prior to this Lease and is subject to the terms and conditions set forth herein including those limitations on use set forth in Section 6 below. For avoidance of doubt, the Premises includes the Houses and the Interim Soccer Fields. The parties hereby acknowledge since Limoneira retained equitable title to, and the exclusive beneficial use of, the Retained Property, the Retained Property is not included in the Premises.

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3.2 Leasing Stages. Landlord shall provide Tenant with a minimum of one hundred eighty (180) days prior written notice before the commencement of the grading of each Stage (a “Stage Termination Notice”) and upon receipt of each Stage Termination Notice, the Term of the Lease shall expire as to that Stage and Tenant shall vacate and surrender that Stage to Landlord in accordance with Section 10 below. Landlord hereby agrees, as each Stage is surrendered and continuing until the expiration or earlier termination of the Term as to the final Stage, it will continue to provide reasonable access (i) to all of the remainder of the Premises, and (ii) to the water system which serves the agricultural operations including the on-site recycling, collection basins and pumps (collectively the “Water System”). Subject to Landlord’s relocation of water transmission piping at its cost so as to not interfere with the development of each Stage, the Water System existing on the Effective Date shall remain available to Tenant during the Term as reasonably necessary to conduct its agricultural operations on, and other uses of, the Premises but all costs to operate and maintain the Water System (except the aforementioned relocation costs) shall be the sole cost and expense of Tenant.

3.3 Landlord Disclaimer

. Landlord makes no representations or warranties to Tenant concerning the physical condition or repair of the Landlord’s Real Property, the Houses, the Interim Soccer Fields, the Water System, or any improvements located on the Landlord’s Real Property and disclaims all representations and warranties of any kind concerning the Premises, including merchantability and fitness for any purpose or intended use.

4. Term.

4.1 The term of this Lease (the “Term”) shall commence on the Effective Date (the “Commencement Date”), and shall expire as to each Stage as set forth in Section 3 above and expire as to any portion of the Premises not previously the subject of a Stage Termination Notice on the earlier of (i) one hundred eighty (180) days after the delivery by Landlord of a final Stage Termination Notice covering all of the Premises for which the Term was not previously terminated under Section 3 above, or (ii) five (5) years after the Effective Date. Notwithstanding the foregoing to the contrary:

4.1.1 Upon not less than forty-five (45) days’ written notice from Landlord to Tenant (“Landlord’s Modification Notice”), Landlord may, in Landlord’s sole and absolute discretion, modify the location, size, configuration and/or expiration date(s) with respect to any Stage or Stages or any portion or portions thereof, create new stages or consolidate any Stages. Landlord’s Modification Notice shall set forth in reasonable detail the modifications made by Landlord and the Stage or Stages, or portions thereof, to which such modifications apply; and

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4.1.2 Following written request by Tenant (the “Tenant’s Request Notice”), Landlord may, in Landlord’s sole and absolute discretion, elect to extend the expiration date of any Stage or Stages or any portion or portions thereof as provided herein below. Tenant’s Request Notice shall identify the Stage or Stages or the applicable portion or portions thereof as to which Tenant desires the lease to continue beyond the scheduled expiration of the Term applicable thereto and the length of the requested extension period, and shall be delivered to Landlord, if at all, not less than ninety (90) days prior to the earliest then scheduled expiration date with respect thereto. In the event Landlord, in Landlord’s sole and absolute discretion, elects to extend the expiration date with respect to all or any portion of the Premises identified in the Tenant’s Request Notice, Landlord shall deliver written notice to Tenant (the “Landlord’s Extension Notice”) of such election within thirty (30) days of Landlord receipt of the Tenant’s Request Notice; if Landlord does not deliver a Landlord’s Election Notice within the time set forth herein, Tenant’s Request Notice shall be deemed to have been disapproved. Landlord’s Extension Notice shall identify the portion of the Premises identified in the Tenant’s Request Notice that Tenant may continue to lease after the then scheduled expiration date and the revised expiration date therefore. Tenant’s lease of such portion of the Premises identified in Landlord’s Extension Notice shall be in accordance with and subject to terms and conditions of this Lease.

4.2 Notwithstanding the provisions of Section 4 or anything contained in this Lease to the contrary, Tenant may terminate this Lease with respect to all or any portion of the Premises (including portions of various Stages) at any time and from time to time by delivering to Landlord written notice of such termination. Said written notice shall identify the portion of the Premises as to which this Lease is to be terminated and the effective date of such termination and shall be delivered to Landlord not less than thirty (30) days prior to the proposed termination date.

5. Rent; Payments to Landlord.

5.1 Rent. Tenant shall pay to Landlord as base rental for the Premises One Dollar ($1.00) per year (the “Base Rent”). The Base Rent shall be due and payable annually in advance commencing on the Commencement Date and continuing thereafter on each anniversary of the Commencement Date. All amounts required to be paid by Tenant hereunder, including, but not limited to, insurance premiums, maintenance and repair costs, and utilities, shall be deemed to be rent for purposes of this Lease.

5.2 Payments to Landlord. Tenant shall pay any amount required to be paid by Tenant to Landlord in lawful money of the United States on or before the day on which it is due under the terms of this Lease. Charges for any period during the Term that are for less than one (1) full calendar month shall be prorated based upon the number of days of the calendar month involved; provided, however, that the Base Rent shall not be prorated. Payment of such amounts shall be made to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant.

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6. Use. The Premises may be used for growing lemons, avocados, and any of those other crops listed on Exhibit “C” attached hereto and for purposes ancillary thereto. Tenant may also use or sublease the Houses and the Interim Soccer Fields and continue the Grading Operation; provided that (a) the Interim Soccer Fields may only be subleased to the City pursuant to a lease agreement in substantially the same form as the Soccer Field Lease and Tenant won’t terminate said sublease, if any, without the consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, (b) all subleases of the Houses shall be on Tenant’s standard form, and shall be terminable on thirty (30) days’ notice, and (c) the Grading Operations may only be conducted in accordance with the terms of the Grading Contract and only within the Grading Area. The Grading Contract shall not be modified or amended without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed, except that Landlord may withhold its consent to any modification or amendment to the Grading Contract that would lengthen the existing ninety (90) day termination right in its sole discretion. Provided that the Grading Contract has not been previously terminated by Tenant, the Landlord may, on ninety (90) days prior written notice to Tenant at any time during the Term, either (i) terminate such use or (ii) request that the Grading Contract be assigned to Landlord whereupon Tenant shall either complete that assignment or terminate the Grading Contact prior to the expiration of that 90 day period. Tenant shall require that the Grading Operations be conducted in accordance with all Applicable Laws. All insurance and indemnity provisions, if any, under the Soccer Field sublease, if any, and under any subleases of the Houses, if any (all of which subleases the parties agree will be on Tenant’s standard form), shall include Landlord as an additional indemnitee and additional insured party. Except as to each Stage for which the Lease is terminated under Section 3 above, Tenant shall have access to and use of the Premises twenty-four (24) hours per day, seven (7) days per week for the entire Term.

7. Maintenance; Repairs; Ownership.

7.1 Maintenance and Repair. Subject to the provisions of Section 15 below, Tenant shall, at Tenant’s sole cost and expense, and at all times, maintain the Premises in substantially the same good condition and repair as the Premises exist on the Commencement Date, ordinary wear and tear and damage from the elements or casualty excepted; provided, however, that Tenant shall not be required to make any capital expenditures except as Tenant deems necessary to maintain the Interim Soccer Fields, to maintain the Water System for its use during the Term or as required by all applicable laws for the habitability of any of the Houses that Tenant is using or subleasing for persons to reside in during the Term, and provided, further, that it is understood that Tenant will be winding down its agricultural operations on the Premises and shall be free to do so. Without limiting the terms of this Section 7.1, Tenant shall maintain in good, safe and habitable condition, and in accordance with all applicable building codes and other laws, any of the Houses that Tenant is using or subleasing for persons to reside in.

7.2 Alterations. Subject to Landlord’s prior written approval therefor, not to be unreasonably withheld, delayed, or conditioned, Tenant shall have the right, at its sole cost and expense, to make reasonable alterations, additions and improvements to the Premises during the Term that are necessary for the agricultural operations or the use of the Houses or the Interim Soccer Fields (collectively, “Alterations”) and that do not materially or adversely affect the Project. For purposes of this Lease, activities related to the conduct of Tenant’s agricultural operations on the Premises including planting, growing, picking and harvesting of crops, and installation and modification of irrigation systems, shall not be deemed to be “Alterations” so long as they are non-structural in nature. Any Alterations shall be performed in a workmanlike manner in accordance with all applicable Laws with good and sufficient materials. Unless otherwise expressly required in writing by Landlord, at the time it approves the Alterations, Tenant shall not be required to remove any Alterations.

7.3 Payment for Labor and Materials. Tenant shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use on the Premises, which claims are or may be secured by any mechanics’ or materialmen’s lien against the Premises or any interest therein. Tenant shall give Landlord not less than ten (10) days written notice prior to the commencement of any Alterations work on the Premises and Landlord shall have the right to post notices of non-responsibility. If Tenant shall contest the validity of any such lien, claim or demand then Tenant shall, at its sole expense, take the actions set forth in Section 7.4 and defend and protect itself, Landlord and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof.

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7.4 Notice of Liens. If Tenant receives notice of any claim of lien filed against the Premises or of any action affecting the title to such property as a result of work performed by or on behalf of Tenant, or related to any of the other Permitted Uses, Tenant shall promptly give Landlord written notice thereof. If a lien is recorded against the Premises as a result of work performed by or on behalf of Tenant, Tenant shall have thirty (30) days following the date of recordation of such lien in which to cause the lien to be removed or bonded pursuant to statute. If Tenant fails to remove such lien within such thirty (30) day period, in addition to Landlord’s other rights and remedies, Landlord may (but shall not be so required to) pay the claim. The amount so paid, together with interest at the rate set forth in Section 19 and reasonable attorneys’ fees, costs and expenses incurred in connection therewith, shall be due and owing from Tenant to Landlord within thirty (30) days after receipt of invoice and substantiating documentation.

8. Compliance with Law. During the Term, Tenant shall, at its sole cost and expense, comply with all local, state and federal ordinances, statutes, laws, regulations, orders and other requirements (“Law”) now in force and which may hereafter be enacted with respect to Tenant’s use of the Premises, including in connection with its agricultural business, the Grading Operations, use of the Interim Soccer Fields, or its use of the Water System or the Houses, or with respect to any Alterations made by or for Tenant on the Premises. Tenant shall not be required to remediate any Hazardous Materials that are situated on the Premises on the Commencement Date (except to the extent, if any, required by the Contribution Agreement), or which may migrate onto or under the Premises during the Term from sources other than Tenant and Tenant shall not use or release any Hazardous Materials on the Premises except for its use of those Hazardous Materials listed in Schedule 8 attached hereto in a manner that is customary in connection with its agricultural operations, provided such use shall be in strict accordance with all Environmental Laws and at levels and concentrations that do not exceed the levels set forth on Schedule 8.

9. Removal of Improvements and Personal Property Located on Premises. Upon expiration or earlier termination of this Lease with respect to the Premises or any portion or Stage thereof Tenant shall have the right, but not the obligation (except as otherwise provided in Section 7.2 above), to remove any personal property owned by it or any Alterations from the Premises, and ownership of any Alterations or personal property that is not so removed shall automatically pass to Landlord. Notwithstanding anything to the contrary in this Section 9, any personal property that contains Hazardous Materials shall be removed by Tenant at its sole cost from each Stage prior to the expiration date for each Stage.

10. Surrender of Premises. Upon expiration or earlier termination of the Term with respect to the Premises or any portion or Stage thereof, Tenant shall vacate and surrender possession thereof, including the Houses and the Interim Soccer Fields located therein, if any, in its then present as-is condition, subject to Tenant’s right set forth in Section 7.2 to remove Alterations and personal property. As part of its surrender of the Premises, Tenant shall remove all residents or trespassers that were living on any of the Houses located within that Stage of the Premises for which the term has expired or been terminated at its sole cost and expense.

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11. Insurance.

11.1 Liability Insurance.

11.1.1 Carried by Tenant. Tenant shall obtain and keep in force during the Term the insurance set forth on Schedule 11.1.1 attached hereto. The Commercial General Liability policy of insurance shall protect Tenant against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the use, occupancy or maintenance of the Premises. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate with an “Additional Insured-Managers or Landlords of Premises” Endorsement. The commercial general liability policy shall include coverage for liability assumed under this Lease as an “insured contract” for the performance of Tenant’s indemnity obligations under this Lease. All insurance to be carried by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only. Landlord and Landlord’s lender, if any, shall be named as additional insureds in the policies required in this Section 11.1.1.

11.1.2 Carried by Landlord. Except as otherwise provided in the Company LLC Agreement, Landlord may maintain any liability insurance or no liability insurance as Landlord may elect in its sole discretion.

11.2 Insurance Policies. Insurance required hereunder shall be in companies duly licensed to transact business in California, and maintaining during the policy term a General Policyholders Rating of at least A-VII, as set forth in the most current issue of “Best’s Insurance Guide.” Tenant shall not do or permit anything to be done that will invalidate the insurance policies referred to in this Section 11. Tenant shall cause to be delivered to Landlord certificates evidencing the existence and amounts of such insurance with the insureds and loss payable clauses as required by this Lease. Such policy shall include a provision that the issuer thereof shall endeavor to give Landlord at least ten (10) days’ prior written notice of any cancellation of such policy. If Tenant shall fail to procure and maintain the insurance required to be carried by the Insuring Party under this Section 11, Landlord may, but shall not be required to, procure and maintain the same, at Tenant’s expense, which amount shall be payable by Tenant to Landlord within thirty (30) days after demand.

12. Real Property Taxes .

12.1 Payment of Taxes. Landlord shall pay all Real Property Taxes, as defined in Section 12.2, applicable to the Premises during the entire Term of this Lease.

12.2 Definition of Real Property Taxes. The term “Real Property Taxes” means any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed upon the Premises by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, levied against any legal or equitable interest of Landlord in the Premises or in the Landlord’s Real Property, Landlord’s right to rent or other income therefrom, and/or Landlord’s business of leasing the Premises.

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13. Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant’s personal property on the Premises. When possible, Tenant shall cause Tenant’s personal property to be assessed and billed separately from the Landlord’s Real Property. If any of Tenant’s personal property shall be assessed with the Landlord’s Real Property, Tenant shall pay Landlord the taxes attributable to Tenant within ten (10) days after receipt of a written statement setting forth in particularity the taxes applicable to Tenant’s personal property.

14. Utilities and Water. Tenant shall obtain and pay directly to the provider thereof, at Tenant’s sole cost during the Term, all sewer, electrical, water, telephone, and other utilities supplied to the Premises. Tenant shall pay for its trash disposal with respect to the Premises.

15. Damage and Destruction. In the event of damage or destruction to all or any portion of the Premises, whether or not such damage is material, and whether or not such damage is insured, neither Landlord nor Tenant shall have any obligation to repair or restore such affected portion of the Premises; provided, however, Landlord and Tenant shall each have the right to make such repairs as they deem necessary or desirable. This Section shall not apply to (a) damage resulting from any breach of this Lease by Tenant, from any violation by, or with the permission of, Tenant of any of the Environmental Laws or any damage caused by the gross negligence or willful misconduct of Tenant (other than damage to, or destruction of, the Houses, as which Tenant shall have no repair or restoration obligation), or (b) damage resulting from a breach of this Lease by Landlord, from any violation by, or with the permission of, Landlord of any Environmental Laws or any damage caused by the gross negligence or willful misconduct of Landlord.

16. Default; Breach; Remedies.

16.1 Default; Breach. A “Default” means a failure by Tenant to observe, comply with or perform any of the terms, covenants, conditions or rules applicable to Tenant under this Lease. A “Breach” means the occurrence of any one or more of the following Defaults, and, where a grace period for cure after notice is specified herein, the failure by Tenant to cure such Default prior to the expiration of the applicable grace period:

16.1.1 The failure by Tenant to make any monetary payment required to be made by Tenant hereunder, where such failure continues for a period of five (5) days following written notice thereof.

16.1.2 Except as provided in Section 24 below, a Default by Tenant other than a Default described in Section 16.1.1 above, where such Default continues for a period of thirty (30) days after written notice thereof by or on behalf of Landlord to Tenant; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach of this Lease by Tenant if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

16.1.3 The occurrence of any of the following events: (i) The making by Tenant of any general arrangement or assignment for the benefit of creditors; (ii) Tenant’s becoming a “debtor” as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this Section 16.1.3 is contrary to any applicable Law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

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16.2 Remedies. If there exists a non-monetary Breach, Landlord may at its option (but without obligation to do so), cure such Breach on Tenant’s behalf. The reasonable third-party out-of-pocket costs of any such performance by Landlord shall be due and payable by Tenant to Landlord within thirty (30) days after receipt by Tenant of an invoice therefor, together with documentation supporting the amount thereunder reasonably satisfactory to Tenant and such amount shall accrue interest at ten percent (10%) per annum compounded monthly until paid. In the event of a Breach, with or without further notice or demand, and without limiting Landlord in the exercise of any right or remedy that Landlord may have by reason of such Breach, Landlord may do any of the following:

16.2.1 Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease and the Term shall terminate and Tenant shall immediately vacate and surrender possession of the Premises to Landlord. In such event Landlord shall be obligated to mitigate its damages, and shall be entitled to recover from Tenant such sums as are permitted by applicable Law.

16.2.2 Pursue any other remedy now or hereafter available to Landlord at law or in equity.

16.3 Breach by Landlord. Landlord shall not be deemed in breach or default of this Lease unless Landlord has received notice from Tenant of such breach or default and Landlord fails to cure such breach or default within a reasonable time thereafter. For purposes of this Section 16.3, except in the case of emergencies, a reasonable time shall be deemed to be thirty (30) days after receipt by Landlord of written notice specifying the obligation of Landlord that has not been performed; provided, however, that if the nature of Landlord’s breach or default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a breach or default of this Lease by Landlord if Landlord commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

17. Subordination and Non-Disturbance.

17.1 Tenant shall, within fifteen (15) Business Days after written request by Landlord, execute all documents reasonably required by a Mortgagee to subordinate its rights under this Lease to the lien of any mortgage, under a deed of trust, or other lien now or hereafter placed on the Premises, and to any renewals, modifications, refinancings and extensions thereof (collectively “Mortgage” and the party having the benefit of a Mortgage being referred to as a “Mortgagee”); provided, however, that Tenant shall not be required to subordinate its rights under this Lease, unless Landlord delivers to Tenant, a recordable, commercially reasonable form of non-disturbance agreement executed by the Mortgagee, which in all events shall include provisions to the effect that (i) so long as there is not a continuing Breach under this Lease, Tenant’s rights to possession and the other terms of this Lease shall be undisturbed and remain in full force and effect (ii) Tenant shall not be named as a defendant in any foreclosure action or proceeding that may be instituted by the Mortgagee; (iii) if the Mortgagee or other purchaser acquires title to the Premises through foreclosure or otherwise, this Lease shall continue in full force and effect as a direct lease between Tenant and the purchaser, and the purchaser shall assume and perform all of the terms and covenants of this Lease for the period from and after the date it acquires title; and (iv) such other customary and commercially reasonable covenants requested by Tenant.

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17.2 Attornment by Tenant. If the Mortgage or other purchaser acquires title to the Premises through foreclosure, deed in lieu of foreclosure, or otherwise, Tenant shall attorn to the purchaser or transferee upon any such foreclosure or other transfer and recognize such Mortgagee or other purchaser as Landlord under this Lease.

17.3 Estoppel Certificate. Each Party (as “Responding Party”) shall, within ten (10) days after written notice from the other Party (the “Requesting Party”), execute and deliver to the Requesting Party a commercially reasonable estoppel certificate in favor of those third parties as are reasonably requested by the Requesting Party. Such certificate shall provide for the other Party to certify this Lease is unmodified and in full force and effect (or if there have been modifications, the same is in full force and effect as so modified), whether to the Requesting Party’s actual knowledge Landlord or Tenant, as the case may be, is in default or breach hereunder, and such other factual matters reasonably requested by the Requesting Party that cannot be determined by reviewing this Lease.

18. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. Interest on Past-Due Obligations. Any monetary payment due Landlord hereunder and not received by Landlord within ten (10) days following Tenant’s receipt of written notice of such delinquency shall bear interest from the eleventh (11th) day after such notice at the rate of ten percent (10%) per annum, compounded monthly, but not exceeding the maximum rate allowed by Law.

20. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

21. No Prior or Other Agreements. This Lease contains all agreements between the Parties with respect to the occupancy of the Premises by Tenant, all prior agreements among the Parties with respect to the subject matter of this Lease, whether oral or written, are merged herein and shall be of no force or effect.

22. Notices. Any notice, demand, request or communication required or permitted to be given by any provision of this Lease shall be in writing and shall be delivered personally to the Party to whom the same is directed, sent by registered or certified mail, return receipt requested, or sent by Federal Express or any other courier service guaranteeing overnight delivery, addressed to any Party at the address appearing below such Party’s name on the signature page to this Lease or by electronic transmission to the electronic mail address set below such Party’s name on the signature page to this Lease (followed by notice by mail sent in the manner described above, or by Federal Express or other courier service), or to such other address as each Party may from time to time specify by notice in accordance with this Section 22. Any such notice shall be deemed to have been delivered, given, and received for all purposes as of the date so delivered, at the applicable address, provided that notices received on a day that is not a business day, or after 5:00 p.m. (at the location to which delivery is to be made) on a business day shall be deemed received on the next business day. The inability to deliver a notice because of a changed address of which no notice was given or an inoperative facsimile number for which no notice was given of a substitute number, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any Party hereto may be given by legal counsel for such Party.

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23. Waivers. One or more waivers by Landlord or Tenant of any breach or default of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach or default of the same or any other term, covenant or condition.

24. Holdover. If Tenant holds over on any Stage after the scheduled expiration date of such Stage (as the same may be extended pursuant to Section 4.1 above) or at the expiration of the Term, then notwithstanding the provisions of Section 16.1.2 above, Tenant shall be in Breach (without any notice thereof or opportunity to cure).

25. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

26. Binding Effect; Choice of Law. This Lease shall be binding upon and inure to the benefit of the Parties, and their respective legal representatives, successors, transferees and assigns and be governed by the laws of California.

27. Legal and Other Costs. If any Party obtains a judgment against any other Party in connection with a dispute with regard to this Lease Agreement, such Party shall be entitled to recover from the non-prevailing Party its court costs, costs of collection and reasonable attorneys’ fees and disbursements incurred in connection therewith and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs. The provisions of this Section 27 shall survive any termination of this Agreement.

28. Landlord’s Access; Showing Premises. It is anticipated that during the Term, Landlord will be planning for the development of its Project on the Landlord’s Real Property in accordance with Project Entitlements. Tenant hereby grants to Landlord and Landlord’s agents, employees, contractors and consultants access to the Premises twenty-four (24) hours per day, seven (7) days per week for the entire Term provided any such access other than during normal business hours shall be subject to a minimum of twenty-four (24) hours prior written notice to Tenant. Any such access by Landlord shall be for the purpose of preparing for development of the Project (which shall not be deemed to include any construction activities thereon) and such other purposes as Landlord shall desire, including showing the same to prospective lenders or purchasers or to Landlord’s contractors, architects or other agents in connection with Landlord’s proposed development of Landlord’s Real Property, providing such activities of Landlord do not unreasonably interfere with the Tenant operations on the Premises. Landlord and Landlord’s agents shall also have the right to enter the Premises at any time, in the case of an emergency.

29. Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Tenant pursuant to Section 4.1 above or by Landlord for Breach by Tenant, shall automatically terminate any sublease or lesser estate in the Premises.

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30. Consents. Except as otherwise expressly provided in this Lease, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld, conditioned or delayed.

31. Quiet Possession. Upon observance and performance of all of the covenants, conditions and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

32. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease, plus interest at the maximum rate allowable by Law.

33. Authority. If either Party hereto is a corporation, limited liability company or partnership, then such Party represents and warrants that the person or persons executing this Lease on its behalf is duly authorized to execute and deliver this Lease and that this Lease is binding upon the corporation, limited liability company or partnership.

34. Contingency. This Lease is contingent upon occurrence of the Closing and shall be null and void and of no force and effect unless the Closing occurs.

35. Exhibits. The exhibits attached to this Lease are hereby incorporated herein by this reference.

36. Counterpart Execution; Facsimile Signatures. This Lease may be executed in any number of counterparts, each of which may be executed by less than all of the Parties, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one and the same agreement. Executed copies of the signature pages of this Lease sent by facsimile or transmitted electronically shall be treated as originals, fully binding and with full legal force and effect, and the Parties waive any rights they may have to object to such treatment.

37. Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification.

38. Indemnification.

38.1 Tenant Indemnity. To the fullest extent permitted by Law, Tenant shall indemnify, defend and hold harmless Landlord and its agents, lenders, predecessors, successors, Affiliates and their respective partners, employees, Affiliates and agents (collectively, the “Landlord Parties”) from and against any and all losses, claims, demands, liabilities, actions, penalties, judgments, damages, costs and expenses, including without limitation court costs and reasonable attorneys’ fees (individually, a “Claim” and collectively, “Claims”) caused by, a Breach or Default or from the negligence or willful misconduct of Tenant or any other “Tenant Parties” (as defined below) or from the acts or omissions of the Grading Contractor or otherwise in connection with the Grading Contract. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord for any Claim to the extent such Claim is caused by, arises out of, or results from (i) the negligence or willful misconduct of Landlord or any of the other Landlord Parties or (ii) a breach or default of this Lease by Landlord.

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38.2 Landlord Indemnity. To the fullest extent permitted by Law, Landlord shall indemnify, defend and hold harmless Tenant, and its agents, lenders, predecessors, successors and Affiliates, and their respective partners, employees, Affiliates and agents (collectively, the “Tenant Parties”) from and against any and all Claims caused by Landlord’s breach or default of its obligations under this Lease or from the negligence or willful misconduct of Landlord or any Landlord Parties. Notwithstanding the foregoing, Landlord shall not be required to indemnify Tenant against any Claim to the extent such Claim is caused by, arises out of, or results from (i) the negligence or willful misconduct of Tenant or any other Tenant Parties, or (ii) a Breach or Default of this Lease by Tenant.

38.3 General. This Section 38 is not intended and shall not relieve any insurance carrier of its obligations under policies covered or required to be carried pursuant to the provisions of this Lease. The provisions of Section 38 shall survive the expiration or sooner termination of this Lease with respect to any Stage as to any Claims occurring prior to such expiration or termination.

39. Transfers. Tenant shall not, without the prior written consent of the Landlord which consent may be withheld by Landlord in Landlord’s sole discretion, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, or sublet the Premises or any part thereof, except as otherwise expressly provided herein with respect to the Houses and the Soccer Fields.

40. Waiver of Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, neither Landlord nor Tenant shall be liable under any circumstances for, and each hereby releases the other from all liability for, any form of special or consequential damages however occurring, including, but not limited to, loss of profits, loss of business opportunity, loss of goodwill or loss of use, except that this sentence shall not limit the indemnification obligations of either Party under this Lease with respect to third-party claims.

[SIGNATURE PAGES BEGIN ON FOLLOWING]

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The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

LANDLORD:	TENANT:

Limoneira Lewis Community Builders, LLC,	Limoneira Company,
a Delaware limited liability company	a Delaware corporation

By:	Limoneira EA 1 Land, LLC,	By:	/s/ Joseph D. Rumley
	a Delaware limited liability company,	Name:	Joseph D. Rumley
	its sole Member	Title:	Chief Financial Officer

By:	Limoneira Company,
	a Delaware corporation,	Notice Address:
its sole Member

By:	/s/ Harold S. Edwards	1141 Cummings Road
Name:	Harold S. Edwards	Santa Paula, California 93068
Its:	Chief Executive Officer	Attention: Mr. Harold Edwards
Email: hedwards@limoneira.com

Notice Address:

Limoneira Lewis Community Builders, LLC
1156 N. Mountain Avenue
Upland, California 91786
Attention: John M. Goodman